Exhibit 3(a)

PEOPLES ENERGY CORPORATION

Amendment to By-Laws Effective February 26, 2004

Section 3.1 of the By-laws was amended effective February 26, 2004, to reduce the number of directors comprising the Board of Directors from eleven to ten, pursuant to the following resolution adopted by the Board of Directors as of December 18, 2003:

RESOLVED, That the Board of Directors of Peoples Energy Corporation (the "Company") be and hereby does amend the By-Laws of the Company to reduce the number of members constituting the Board of Directors from eleven to ten, such amendment to be effective as of the close of business February 26, 2004.